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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2002 (this "Agreement"), by and between Entropin, Inc., a Delaware corporation (the "Delaware Corporation"), and Entropin, Inc., a Colorado corporation (the "Colorado Corporation") (each of the Delaware Corporation and the Colorado Corporation, a "Constituent Corporation" and together the "Constituent Corporations").

        WHEREAS, the Colorado Corporation desires to merge with and into the Delaware Corporation (the "Merger");

        WHEREAS, each of the Constituent Corporations intends that the merger shall be a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be a "plan of reorganization" within the meaning of Section 368 of the Code; and

        WHEREAS, the board of directors of the Colorado Corporation have taken all necessary action (other than approval of this Agreement by the shareholders of the Colorado corporation) under Colorado law to adopt and approve the Merger and the board of directors and sole stockholder of the Delaware Corporation have taken all necessary action under Delaware law to approve the Merger.

        NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.
THE MERGER

        1.1    Upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Colorado Business Corporation Act (the "CBCA"), the Colorado Corporation shall be merged with and into the Delaware Corporation (the "Merger") at the Effective Time (as hereinafter defined). Following the Merger, the separate existence of the Colorado Corporation shall cease, and the Delaware Corporation shall continue as the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of each of the Colorado Corporation and the Delaware Corporation in accordance with the DGCL and the CBCA.

        1.2    The parties hereto shall cause the Merger to be consummated by filing (i) Certificate of Ownership and Merger (the "Certificate of Merger") with respect thereto with the Secretary of State of the State of Delaware pursuant to Section 253 of the DGCL which shall specify that the Merger shall become effective at the date and time specified in the Certificate of Merger (such date and time, the "Effective Time") and (ii) by filing, at the Effective Time, articles of merger with the Secretary of State of the State of Colorado pursuant to Section 7-111-105 of the CBCA.

        1.3    The Merger shall have the effects set forth in Section 252 of the DGCL and Section 7-111-106 of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of each of the Colorado Corporation and the Delaware Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Colorado Corporation and the Delaware Corporation shall become the debts, liabilities and duties of the Surviving Corporation. The certificate of incorporation and bylaws of the Delaware Corporation, each as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with Delaware law.

        1.4    If, at any time after the Effective Time, the Surviving Corporation shall consider to be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving

Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper authorized representatives shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE 2.
EFFECTS ON CAPITAL STOCK

        2.1    As of the Effective Time, by virtue of the Merger and without any action on the part of the stockholder or the board of directors of the Delaware Corporation, or any shareholder or the board of directors of the Colorado Corporation, (a) each share of Common Stock, $.001 par value per share, of the Colorado Corporation, issued and outstanding immediately prior to the Effective Time shall cease to exist and shall be converted into the right to receive one share of Common Stock, par value $0.0001 per share, of the Surviving Corporation (b) each share of Entropin Series A Preferred Stock of the Colorado Corporation (other than Dissenting Shares) shall cease to exist and shall be converted into the right to receive one share of Series A Preferred Stock, par value $0.0001 per share, of the Delaware Corporation, and (c) each share of Entropin Series B Preferred Stock of the Colorado Corporation (other than Dissenting Shares) shall cease to exist and shall be converted into the right to receive one share of Series B Preferred Stock, par value $0.0001 per share, of the Delaware corporation.

        2.2    At the Effective Time, the Delaware Corporation shall assume all stock incentive plans of the Colorado Corporation and all then outstanding options issued thereunder and all other then outstanding rights to acquire shares of capital stock of the Colorado Corporation.

        2.3    Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable Law, the shares of capital stock of the Colorado Corporation as to which the holder has perfected (and not lost) the right to appraisal under Section 7-113-102 of the CBCA (the "Dissenting Shares") shall not be converted into the right to receive the applicable shares of capital stock of the Delaware Corporation with respect thereto, unless and until such shareholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 7-113 of the CBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of capital stock of the Colorado Corporation held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable shares of capital stock of the Delaware Corporation with respect thereto, in the manner provided for in Section 2.1.

ARTICLE 3.
CONDITIONS TO THE MERGER

        3.1    The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver of the following conditions:

        (a)    This Agreement shall have been adopted by the shareholders of the Colorado Corporation in accordance with the CBCA and the articles of incorporation and bylaws of the Colorado Corporation.

        (b)    The shares of capital stock of the Delaware Corporation issuable pursuant to Article 2 shall have been approved for listing on the Nasdaq Small Cap Market, subject to official notice of issuance.

        (c)    No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, claim, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise would materially impair the benefits intended to be obtained in the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

ARTICLE 4.
GENERAL

        4.1    This Agreement may be terminated by mutual agreement of the parties (whether before or after shareholder approval).

        4.2    Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Effective time with respect to any of the terms contained in this Agreement.

        4.3    This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

        4.4    This Agreement (a) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person, other than the Delaware Corporation and the Colorado Corporation, any rights or remedies.

        4.5    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        4.6    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of laws thereof that would cause the application of the laws of any other jurisdiction.

        4.7    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware of and for the County of New Castle,

this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware of and for the County of New Castle in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware of and for the County of New Castle and (d) unconditionally and irrevocably waives its right to trial by jury in connection with any proceeding related to this Agreement or the transactions contemplated by this Agreement.

        4.8    At any time prior to the Effective Time, each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        4.9    The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued under or pursuant to such legislation. No prior draft of this Agreement, prior agreements negotiations, arrangements or understandings nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement. The parties intend that each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context).

        4.10    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        4.11    Neither this Agreement not any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of each party and its permitted assignees.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ENTROPIN, INC., a Delaware corporation

By:	/s/ THOMAS G. TACHOVSKY
Name:	Thomas G. Tachovsky
Title:	President and Chief Executive Officer

ENTROPIN, INC. a Colorado corporation

By:	/s/ THOMAS G. TACHOVSKY
Name:	Thomas G. Tachovsky
Title:	President and Chief Executive Officer

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  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER